EXHIBIT 10.3
THERMA-WAVE, INC.
CHANGE OF CONTROL SEVERANCE AGREEMENT
     This Change of Control Severance Agreement (the “Agreement”) is made and entered into effective as of October 5, 2005 (the “Effective Date”), by and between [Executive Officer] (the “Employee”) and Therma-Wave, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.
RECITALS
     A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.
     B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
     C. In order to provide the Employee with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control.
AGREEMENT
     In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties agree as follows:
     1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:
          (a) Benefits. For purposes of this Agreement, “Benefits” shall mean all of the Company’s employee benefit programs for which senior executive employees of the Company and its Subsidiaries are generally eligible, including, but not limited to, the Company’s medical, dental and life insurance plans, 401(K) Plan, Flexible Benefits Account, Employee Share Purchase Plan and Profit Sharing Plan.
          (b) Cause. For purposes of this Agreement, “Cause” shall mean (i) the commission of a felony or any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, or (v) any other material breach of this Agreement or any other agreement between Employee and the Company.
          (c) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:
               (i) When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), after the effective date of the Plan, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities;
               (ii) When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this provision; or
               (iii) The approval by the stockholders of the Company of a transaction involving the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, by merger, or otherwise.
          (d) Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          (e) Good Reason. “Good Reason” means the occurrence (without the Employee’s written consent) of any one of the following acts by the Company, or failure by the Company to act with regards to: (i) the assignment to Employee of duties that represent a substantial adverse alteration in the nature or status of his responsibilities as they were prior to the Change of Control as an executive offer or key employee of the Company (including the termination of the Employee’s position (or lack of equivalent thereof)), except in the event Employee is unable to or fails to perform his normal full time duties and responsibility with the Company as a result of incapacity due to physical or mental illness or incapacity; (ii) a reduction in Employee’s base salary as in effect on the date of the Change in Control; (iii) the relocation of the Company’s principal executive offices to a location more than fifty (50) miles from the Company’s principal executive offices located in Fremont, California or the Company’s requiring Employee to be based anywhere other than the Company’s principal executive offices (but not including required travel on the Company’s business); or (iv) the wrongful failure by the Company to pay to Employee any portion of his base salary, bonus, or benefits, or to pay to Employee any portion of an installment of deferred compensation or benefits under any deferred compensation or benefits program of the Company, within 45 days of the date such base salary, bonus, compensation or benefit is due.
          (f) Plan. “Plan” shall mean the Company’s 2000 Equity Incentive Plan.
          (g) Severance Benefits Period. “Severance Benefits Period” shall mean a period of six (6) months following the termination of Employee’s employment with the Company.
          (h) Subsidiary. “Subsidiary” means any corporation of which shares of stock having a majority of the general voting power in electing the Board are, at the time as of which any determination is being made, owned by the Company either directly or through its Subsidiaries.
     2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied or, if earlier, on the date, prior to a Change of Control, Employee is no longer employed by the Company.
     3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.
     4. Severance Benefits.
          (a) Termination Following A Change of Control. If the Employee’s employment with the Company is terminated by the Company for reasons other than Cause, or by Employee for Good Reason, at any time within six (6) months after, a Change of Control, Employee shall be entitled to the following severance benefits provided that Employee enters into and does not revoke a general release of claims with the Company in substantially the form attached hereto as Exhibit A:
               (i) Employee’s base salary for the Severance Benefits Period as in effect as of the date of such termination, less applicable withholding, payable in a lump sum within thirty (30) days of the date of termination;
               (ii) Employee’s Benefits that can be continued post-employment, for the Severance Benefits Period; and
               (iii) all stock options granted by the Company to the Employee prior to the Change of Control shall become fully vested and exercisable as of the date of the termination and will remain exercisable for a 90 day period following the date of the termination, notwithstanding any shorter period stated in the respective stock option agreements between Employee and the Company.
     5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute “parachute payments”

within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s benefits under this Agreement shall be either delivered in full, or delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Employee on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.
     Unless the Company and the Employee otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.
     6. Successors.
          (a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.
          (b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     7. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service, to the recipient at the address below indicated:
          Notices to Executive:
[Insert]

Notices to the Company:
Therma-Wave, Inc.
1250 Reliance Way
Fremont, California 94539
Attention: President

With a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attn: Matthew W. Sonsini
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.
     8. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Integration. This Agreement and any outstanding stock option agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement and any stock option agreement.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.
          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	THERMA-WAVE, INC.

By:

Name:

Title:

EMPLOYEE:

	[Executive	Officer]

EXHIBIT A
SETTLEMENT AGREEMENT AND RELEASE